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                                                                     Exhibit (i)

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              [GENERAL ELECTRIC INVESTMENT CORPORATION LETTERHEAD]

                                                                  March 22, 1988

Trustees of Elfun Income Fund
112 Prospect Street
Stamford, Connecticut  06904

Gentlemen:

     I have examined the Elfun Income Fund Fund Agreement dated as of December 23, 1982, a specimen of the Elfun Income Fund Certificate and a specimen of the Statement of Account to be issued under and pursuant to said Fund Agreement. I am of the opinion that Elfun Income Fund Certificates in the form of the specimen, when duly executed by the Unitholder Servicing Agent on behalf of the Trustees and delivered to the Unitholders subscribing therefor against payment therefor as provided in said Fund Agreement, will be valid and legally issued obligations of Elfun Income Fund and that the Units represented thereby will be fully paid and not liable to further assessment. I am of the further opinion that Statements of Account in the form of the specimen, when duly issued by the Unitholder Servicing Agent on behalf of the Trustees and delivered to the Unitholders subscribing for Elfun Income Fund Units against payment therefor as provided in said Fund Agreement, will adequately evidence the Unitholders' ownership of such Units and fully entitle the Unitholders, at their election, to have issued to them Elfun Income Fund Certificates for the number of Units specified in such Statements.

     In my opinion, the Registration Statement does not contain any disclosure which would render it ineligible for the effectiveness pursuant to Regulation 230.255(b).


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     I consent to the use of this opinion in connection with the Registration
Statement on Form N-1, to be filed by Elfun Income Fund with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and consent that a copy of this opinion be filed as Exhibit H to such Registration Statement.

                                                  Yours very truly,



                                                  /s/ H. Franklin Thompson
                                                  -----------------------------
                                                  H. Franklin Thompson
                                                  Counsel